Form 51-102F3

Material Change Report

Item 1 Name and Address of Company

BCM RESOURCES CORPORATION Suite 550 – 1040 West Georgia Street, Vancouver, B.C. V6E 2K34H1

Item 2 Date of Material Change

September 21, 2009

Item 3 News Release

September 21, 2009

Item 4 Summary of Material Change

See attached news release.

Item 5 Full Description of Material Change

See attached news release.

Item 6 Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not Applicable (not confidential)

Item 7 Omitted Information

Not applicable

Item 8 Executive Officer

Dale McClanaghan (604) 646-0144

Item 9 Date of Report

September 21, 2009

DATED at Vancouver, British Columbia, this 21th day of September, 2009. ”Dale McClanaghan” (Signature of Senior Officer) Dale McClanaghan

(Name) President and CEO___________ (Executive Office)